Exhibit 21

DEVON ENERGY CORPORATION

List of Subsidiaries(1) as of December 31, 2024

1.
Devon Energy Corporation (Oklahoma), an Oklahoma corporation
2.
Devon OEI Holdings, L.L.C., a Delaware limited liability company
3.
Devon OEI Operating, L.L.C., a Delaware limited liability company
4.
Devon Energy Production Company, L.P., an Oklahoma limited partnership
5.
Devon Financing Company, L.L.C., a Delaware limited liability company
6.
Devon Gas Co., L.L.C., a Delaware limited liability company
7.
WPX Energy, Inc., a Delaware corporation
8.
Devon Energy Williston, L.L.C., a Delaware limited liability company
9.
WPX Energy Permian, LLC, a Delaware limited liability company
10.
WPX Energy Holdings, LLC, a Delaware limited liability company
11.
Devon Energy International, L.L.C., a Delaware limited liability company
12.
Devon Gas Services, L.P., a Texas limited partnership
13.
Devon Headquarters, L.L.C., an Oklahoma limited liability company
14.
Bleu Falcon Holdings, Inc., a Delaware corporation

(1) The names of certain subsidiaries have been omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of the end of the year covered by this report, as defined under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).